EXHIBIT 12

                             TXU ENERGY COMPANY LLC
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



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                                                             SIX MONTHS ENDED JUNE 30,    TWELVE MONTHS ENDED DECEMBER 31,
                                                             -------------------------    --------------------------------
                                                                  2003        2002           2002         2001(a)     2000
                                                                              Millions of Dollars, Except Ratios

EARNINGS:
      Income before extraordinary items and cumulative
        effect of changes in accounting principles                $189        $370           $270         $563        $576
      Add:  Total federal income taxes                              82         173             90          227         219
      Fixed charges (see detail below)                             189         134            268          279         301
                                                               -------     -------        -------      -------     -------
      Total earnings                                              $460        $677           $628       $1,069      $1,096
                                                               =======     =======        =======      =======     =======

FIXED CHARGES:
      Interest expense (excluding capitalized interest)           $166        $112           $222         $237        $262
      Rentals representative of the interest factor                 23          22             46           42          39
                                                               -------     -------        -------      -------     -------
      Total fixed charges                                         $189        $134           $268         $279        $301
                                                               =======     =======        =======      =======     =======


      RATIO OF EARNINGS TO FIXED CHARGES                          2.43        5.05           2.34         3.83        3.64
                                                               =======     =======        =======      =======     =======


      (a) Reflects a reclassification of $149 million pretax ($97 million after-tax) of extraordinary loss on extinguishment of debt to Other Deductions and Income Tax Expense as a result of the implementation of SFAS No. 145.


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